Exhibit 99.1

ARES CAPITAL CORPORATION CLOSES

PUBLIC OFFERING OF COMMON STOCK

INCLUDING OPTION TO PURCHASE ADDITIONAL SHARES

NEW YORK, NY—January 25, 2012—Ares Capital Corporation (Nasdaq: ARCC) announced today that it has closed its public offering of 16,422,000 shares of its common stock (including 2,142,000 shares pursuant to the exercise in full by the underwriters of their option to purchase additional shares), raising approximately $252.5 million in net proceeds after deducting underwriting discounts and commissions and estimated offering expenses.

BofA Merrill Lynch and Morgan Stanley & Co. LLC acted as joint book-running managers for this offering.

Ares Capital expects to use the net proceeds of this offering to repay certain outstanding indebtedness under its debt facilities and, to the extent not applied for such purposes, for general corporate purposes, which may include investing in portfolio companies in accordance with its investment objective.

ABOUT ARES CAPITAL CORPORATION

Headquartered in New York and with offices in Atlanta, Chicago, Los Angeles and Washington, D.C., Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. Ares Capital invests primarily in first and second lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital also makes equity investments. Ares Capital, which has elected to be regulated as a business development company under the Investment Company Act of 1940, is externally managed by Ares Capital Management LLC, a wholly owned subsidiary of Ares Management LLC.  Ares Management LLC is a global alternative asset manager and a Securities and Exchange Commission registered investment adviser with approximately $46 billion of committed capital under management as of December 31, 2011.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein.

CONTACT

Carl Drake

Ares Capital Corporation

404-814-5204